Exhibit 10.1

NEWMONT CORPORATION
2020 STOCK INCENTIVE COMPENSATION PLAN
2025 RESTRICTED STOCK UNIT AGREEMENT

This 2025 Restricted Stock Unit Agreement, including any country-specific terms and conditions set forth in any appendix hereto (the “Agreement”), dated May 1, 2025, is made between Newmont Corporation (“Newmont”) and Natascha Viljoen (“Employee”) as specified in their Grant Summary and Grant Acknowledgment (collectively, the “Grant Acknowledgment”). The Grant Acknowledgment is set forth on the Fidelity online employee portal.

The Grant Acknowledgment is incorporated by reference herein. This Agreement shall be deemed executed by the Employee upon their electronic execution of the Grant Acknowledgment. All capitalized terms that are not defined herein shall have the meaning as defined in the Newmont Corporation 2020 Stock Incentive Compensation Plan (“Plan”).

1.               Award of Restricted Stock Units. Newmont hereby grants to Employee the vest in the number of Restricted Stock Units (the “RSUs”) specified herein and/or in the Grant Acknowledgment, pursuant to the terms and subject to the conditions and restrictions set forth in this Agreement and the Plan. Each RSU granted represents an unfunded right to receive one share of Newmont Common Stock, subject to the conditions and restrictions set forth in this Agreement and the Plan.

2.              Vesting Period. The RSUs will vest in accordance with the vesting schedule set forth below, provided Employee remains employed by Newmont or one of its Subsidiaries through the applicable vesting date, or unless otherwise provided in this Agreement:

February 24, 2026	[insert number of shares]

February 24, 2027	[insert number of shares]

February 24, 2028	[insert number of shares]

3.              Termination. Notwithstanding Section 2 above, the RSUs will vest as stated below in the following specific circumstances:

A.            Termination of Employment for death, disability, and following change of control. If (i) Employee dies, or (ii) Employee’s employment with Newmont or any Subsidiary terminates by reason of (a) disability (as determined under the terms of any applicable long-term disability plan of Newmont), or (b) termination of employment entitling Employee to benefits under the Executive Change of Control Plan of Newmont or the Change of Control Plan of Newmont, the outstanding RSUs subject to this Agreement shall become fully vested and nonforfeitable, as of the date of Employee’s death or termination of employment.

B.            Termination of Employment under a Severance Plan of Newmont. If Employee terminates employment with Newmont or any Subsidiary and receives, after execution (and non-revocation, if applicable) of a waiver and release agreement: (i) severance benefits under the Severance Plan for Salaried Employees of Newmont or the Severance Plan for Section 16 Officers of Newmont (collectively “Severance Plans”), or; (ii) separation benefits for any involuntary termination, other than an involuntary termination for Cause or that could have been for Cause (as defined in Section 2(h) of the Plan), for Employees not eligible for benefits under either of the Severance Plans; a pro-rata percentage of the RSUs will vest as of the date of Employee’s employment termination in accordance with the following formula, and the remaining RSUs will be forfeited:

RSUs vested =	Total RSUs Covered by This Agreement	X	Days Elapsed From Date of Grant to Date of Termination of Employment	-	Prior Vestings
1029

If Employee is entitled to severance or separation benefits as contemplated in clauses (i) or (ii) above in this Section 3.B, and is also retirement eligible as defined in Section 3.C below, the RSUs shall vest in accordance with Section 3.C. below and not this Section 3.B.

C.            Retirement. Under this Agreement, the definition of Retirement means: (1) at least age 55; (2) at least 5 years of continuous employment with Newmont and/or any Subsidiary; and (3) a total of at least 65 when adding age plus years of continuous employment. This definition may differ from the definition of retirement in other benefits plans, such as pension plans of Newmont, and this definition shall not alter those definitions. If an Employee meets this definition of Retirement, the RSUs shall vest as follows:

(i)	If Employee retires within 365 days from the date of grant, a pro-rata percentage of the RSUs will vest as of the date of Employee’s employment termination in accordance with the following formula, and the remaining RSUs will be forfeited:

RSUs vested =	Total RSUs Covered by This Agreement	X	Days Elapsed From Date of Grant to Date of Termination of Employment
1029

(ii)	If Employee retires more than 365 days after the date of grant, the RSUs will continue to vest in accordance with the schedule set forth in Section 2 above, despite separation of employment.

D.            Other Terminations. If Employee terminates employment with Newmont or any Subsidiary under circumstances other than those set forth above in Sections 3.A through 3.C, Employee agrees that any unvested RSUs will be immediately and unconditionally forfeited without any action required by Employee or Newmont as of the date of such termination of employment.

E.            Discretion to Apply Termination Vesting Provisions. Notwithstanding the provisions in this Section 3, if Newmont determines that any provision in this Section 3 may be found to be unlawful, discriminatory or against public policy in any relevant jurisdiction, then Newmont, in its sole discretion, may choose not to apply such provision to the RSUs.

4.              No Ownership Rights Prior to Issuance of Common Stock. Employee shall not have any rights as a stockholder of Newmont with respect to the shares of Common Stock underlying the RSUs, including but not limited to the right to vote with respect to such shares of Common Stock, until and after the shares of Common Stock have been issued to Employee and transferred on the books and records of Newmont; provided, however, at the time that the Shares are delivered to Employee in settlement of the vested RSUs, Newmont shall make a cash payment to Employee equal to any dividends paid with respect to shares of Common Stock underlying such RSUs from the date of grant of the RSUs until the date such RSUs vest, minus any applicable Tax-Related Items (as defined in Section 5 below).

5.              Withholding Taxes. Employee acknowledges that, regardless of any action taken by Newmont or, if different, their employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Employee's participation in the Plan and legally applicable or deemed by Newmont or the Employer, in its discretion, to be an appropriate charge to Employee even if legally applicable to Newmont or the Employer (“Tax-Related Items”) is and remains Employee’s responsibility and may exceed the amount actually withheld by Newmont or the Employer. Employee further acknowledges that Newmont and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Employee is subject to Tax-Related Items in more than one jurisdiction, they acknowledge that Newmont and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to Newmont and/or the Employer to satisfy all Tax-Related Items.

In this regard, Employee authorizes Newmont or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items (including, for the avoidance of doubt, U.S. Federal Insurance Contribution Act taxes or other tax-related items that become payable in a year prior to the year in which shares of Common Stock are issued upon settlement of the RSUs and on a date when Employee is in the employ of Employer) by withholding a number of whole shares of Common Stock to be issued upon settlement of the RSUs. If Newmont determines in its discretion that withholding in shares of Common Stock is not permissible or advisable under applicable local law or due to adverse accounting consequences, Newmont may satisfy its obligations for Tax-Related Items by one or a combination of the following:

(a)           withholding from Employee’s wages or other cash compensation paid to Employee by Newmont and/or the Employer;

(b)           withholding from proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged Newmont (on Employee’s behalf pursuant to this authorization); or

(c)           any other method of withholding determined by the Committee and permitted under the Plan and applicable laws.

Newmont may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates in Employee’s jurisdiction(s), including maximum applicable rates, to the extent permitted by the Plan. In the event of over-withholding, Employee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock) or if not refunded, Employee may need to seek a refund from the local tax authorities. In the event of under-withholding, Employee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Employee is deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Notwithstanding anything in this Section 5 to the contrary, to avoid a prohibited distribution under Section 409A of the Code, if shares of Common Stock underlying the RSUs will be withheld (or sold on Employee’s behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the RSUs for any portion of the RSUs that is considered nonqualified deferred compensation subject to Code Section 409A, then the number of shares of Common Stock withheld (or sold on Employee’s behalf) shall not exceed the number of shares of Common Stock that equals the liability for the Tax-Related Items.

Finally, Employee agrees to pay to Newmont or the Employer, any amount of Tax-Related Items that Newmont or the Employer may be required to withhold or account for as a result of their participation in the Plan that cannot be satisfied by the means previously described. Newmont may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if Employee fails to comply with their obligations in connection with the Tax-Related Items.

6.              Delivery of Shares of Common Stock.

(a)            As soon as reasonably practicable, but in any event within 30 days, following the date of vesting pursuant to Section 2 or 3, the number of RSUs that become vested shall be settled in previously authorized but unissued shares of Common Stock.

(b)            Notwithstanding the foregoing, if the RSUs are considered non-qualified deferred compensation subject to Section 409A of the Code, as determined in the sole discretion of the Company, and the Employee is a U.S. Taxpayer, RSUs that are no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code, shall be settled on the earliest to occur of (i) the Vesting Date, (ii) Employee’s “Disability” meeting the definitional requirements of Section 409A of the Code, (iii) Employee’s death, (iv)  “change in control event” within the meaning of U.S. Treas. Reg. § 1.409A-3(i)(5) (a “409A CIC Event”), and (iii) a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”) that occurs following a “change in control event” within the meaning of U.S. Treas. Reg. § 1.409A-3(i)(5), provided that if the Employee is a “specified employee” within the meaning of Section 409A of the Code on the date the Employee experiences a Separation from Service, then the RSUs shall instead be settled on the first business day of the seventh month following the Employee’s Separation from Service, to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A of the Code.

7.              Nontransferability. Employee’s interest in the RSUs and any shares of Common Stock relating thereto may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution, prior to such time as the shares of Common Stock have actually been issued and delivered to Employee.

8.              Acknowledgements. Employee acknowledges receipt of and understands and agrees to the terms of this Agreement and the Plan. Employee understands and agrees to the following:

(c)            Employee acknowledges that the Plan and the Plan prospectus are available for Employee’s review on Fidelity.com, and Employee agrees to be bound by all of the terms and provisions thereof, including and terms and provisions of the Plan adopted after the date of this Agreement but prior to the completion of the Vesting Period. If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, the Plan shall govern.

(d)            Employee acknowledges that as of the date of this Agreement, the Grant Acknowledgement and the Plan set forth the entire understanding between Employee and Newmont regarding the acquisition of shares of Common Stock underlying the RSUs in Newmont and supersede all prior oral and written agreements pertaining to the RSUs.

(e)            Employee understands that Newmont has reserved the right to amend or terminate the Plan at any time.

9.              Miscellaneous

(a)            No Right to Continued Employment. Neither the RSUs nor any terms contained in this Agreement or the Plan shall confer upon Employee any express or implied right to be retained in the employment of any Subsidiary for any period at all, nor restrict in any way the right of any such Subsidiary, which right is hereby expressly reserved, to terminate their employment at any time with or without cause. Employee acknowledges and agrees that any right to receive delivery of shares of Common Stock is earned only by continuing as an employee of a Subsidiary at the will of such Subsidiary, or satisfaction of any other applicable terms and conditions contained in this Agreement and the Plan, and not through the act of being hired, being granted the RSUs or acquiring shares of Common Stock hereunder.

(b)            Compliance with Laws and Regulations. The award of the RSUs to Employee and the obligation of Newmont to deliver shares of Common Stock hereunder shall be subject to (i) all applicable federal, state, local and foreign laws, rules and regulations, and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which Newmont shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange.

(c)            Investment Representation. If at the time of delivery of shares of Common Stock, the Common Stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”), and/or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, Employee shall execute, prior to the delivery of any shares of Common Stock to Employee by Newmont, an agreement (in such form as Newmont may specify) in which Employee represents and warrants that Employee is purchasing or acquiring the shares acquired under this Agreement for Employee’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption Employee shall, prior to any offer for sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to Newmont, from counsel for or approved by Newmont, as to the applicability of such exemption thereto.

(d)            Notices. Any notice or other communication required or permitted hereunder shall, if to Newmont, be in accordance with the Plan, and, if to Employee, be in writing and delivered in person or by electronic means or by registered or certified mail or by overnight courier, postage prepaid, addressed to Employee at their last known address or email address as set forth in Newmont’s records.

(e)            Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

(f)            Governing Law and Venue. Except as to matters concerning the issuance of Common Stock or other matters of corporate governance, which shall be determined, and related RSU provisions construed, under the General Corporation Law of the State of Delaware, this Agreement shall be governed by the laws of the State of Colorado, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties hereto submit to the exclusive jurisdiction and venue of the federal or state courts of Colorado to resolve any and all issues that may arise out of or relate to this Agreement or the Plan, and Employee waives any defense to such governing law and venue, including but not limited to any defense based on subject matter or personal jurisdiction.

(g)           Transferability of Agreement. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of Employee, their estate, heirs, executors, legatees, administrators, designated beneficiary and personal representatives. Nothing contained in this Agreement shall be deemed to prevent transfer of the RSUs in the event of Employee’s death in accordance with Section 12(b) of the Plan.

(h)            Section 409A. The terms of the RSUs are intended to comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Employee to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of Employee, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance. In that light, Newmont and Employer, if different, make no representation or covenant to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against Newmont or any of its affiliates based on matters covered by Section 409A of the Code, including the tax treatment of any shares of Common Stock or other payments made under the RSUs granted hereunder, and neither Newmont nor any of its affiliates shall not under any circumstances have any liability to Employee or their estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code. []

(i)            No Advice Regarding Award. Neither Newmont, nor any Subsidiary, is providing any tax, legal or financial advice, nor are they making any recommendations regarding Employee’s participation in the Plan, or their acquisition or sale of the underlying shares of Common Stock. Employee should consult with their own personal tax, legal and financial advisors regarding their participation in the Plan before taking any action related to the Plan.

(j)            Appendix. Notwithstanding any provisions in this Agreement, the award of RSUs shall be subject to any terms and conditions set forth in Appendix to this Agreement for Employee’s country. Moreover, if Employee relocates to, or becomes a resident of, one of the countries included in the Appendix, the terms and conditions for such country will apply to Employee, to the extent Newmont determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

(k)           Imposition of Other Requirements. Newmont reserves the right to impose other requirements on Employee’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent Newmont determines it is necessary or advisable for legal or administrative reasons, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(l)            Clawback/Recoupment/ Disgorgement. As an additional condition of receiving this award of RSUs, Employee agrees that the RSUs, whether vested or unvested, and/or the shares of Common Stock, cash or other benefits acquired pursuant to the RSUs (and any proceeds therefrom) may be subject to clawback, recoupment, and/or disgorgement to the extent required (i)  under any and all of Newmont’s clawback, recoupment, and/or disgorgement policies, as they may be amended from time to time, or (ii) under applicable laws, regulations or stock exchange listing standards (collectively, the “Clawback/Recoupment/Disgorgement Requirement”). In order to satisfy any obligation arising under the Clawback/Recoupment/Disgorgement Requirement, among other things, Employee expressly and explicitly authorizes Newmont to issue instructions, on Employee’s behalf, to any brokerage firm and/or third party administrator engaged by Newmont to hold any shares of Common Stock or other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to Newmont upon Newmont’s enforcement of the Clawback/Recoupment/Disgorgement Requirement. No recovery of compensation as described in this section will be an event giving rise to Employee’s right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, Newmont, any Subsidiary and/or the Employer. This Clawback/Recoupment/Disgorgement Requirement includes, but is not limited to, Newmont’s right to require reimbursement of any RSUs from Employee if the Employee is terminated (or could have been terminated) for cause.

(m)          Right of Offset. To the extent permitted by applicable law, Newmont or an Employer may, in its sole discretion, apply any RSUs otherwise due and payable under this Agreement against debts of Employee to Newmont or a Subsidiary. Employee hereby consents to the reduction of any compensation paid to Employee by Newmont or an Employer to the extent Employee receives an overpayment from this Agreement.

(n)           Waiver. Employee acknowledges that a waiver by Newmont of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

(o)           Electronic Delivery and Acceptance. Newmont may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Newmont or a third party designated by Newmont.

IN WITNESS WHEREOF, pursuant to Employee’s Grant Acknowledgement (including without limitation, the Terms and Conditions section hereof), incorporated herein by reference, and electronically executed by Employee, Employee agrees to the terms and conditions of this Agreement.

APPENDIX TO THE
NEWMONT CORPORATION
2020 STOCK INCENTIVE COMPENSATION PLAN
2025 RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise provided below, capitalized terms used but not explicitly defined in this Appendix shall have the same definitions as in the Plan and/or the Agreement (as applicable). The terms and conditions in Part A apply to all Employees outside the United States. The country-specific terms and conditions in Part B will also apply to Employee if they reside in one of the countries listed below.

Terms and Conditions

This Appendix includes additional country-specific terms and conditions that govern Employee’s RSUs if they reside and/or work in one of the countries listed herein.

If Employee is a resident of a country other than the one in which they are currently residing and/or working, relocate to another country after the RSUs are granted, or are considered a resident of another country for local law purposes, the terms and conditions of the RSUs contained herein may not be applicable to Employee, and Newmont shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Employee.

Notifications

This Appendix also includes information regarding certain issues of which Employee should be aware with respect to their participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2025. Such laws are often complex and change frequently. As a result, Employee should not rely on the information in this Appendix as the only source of information relating to the consequences of their participation in the Plan because the information may be out of date at the time that Employee’s RSUs vest or they sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Employee’s particular situation, and Newmont is not in a position to assure Employee of a particular result. Accordingly, Employee should seek appropriate professional advice as to how the relevant laws in their country may apply to their situation.

Finally, if Employee is a resident of a country other than the one in which they currently reside and/or work, transfer employment after the RSUs are granted, or are considered a resident of another country for local law purposes, the information contained herein may not apply to Employee.

A.            ALL NON-U.S. COUNTRIES

TERMS AND CONDITIONS

The following additional terms and conditions will apply to Employee if they reside in any country outside the United States.

1.              Nature of Grant. The following provisions supplement Section 8 of the Agreement:

(a)           the grant of RSUs under the Plan at one time does not in any way obligate Newmont or its Subsidiaries to grant additional RSUs in any future year or in any given amount.

(b)           the grant of RSUs and Employee’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with Newmont and shall not interfere with the ability of the Employer to terminate Employee's employment or service relationship (if any).

(c)           the RSUs should in no event be considered as compensation for, or relating in any way to, past services for Newmont, the Employer or any Subsidiary.

(d)           Employee further acknowledges and understands that Employee’s participation in the Plan is voluntary and that the RSUs and any future RSUs under the Plan are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar mandatory payments, other than to the extent required by local law.

(e)           Employee acknowledges and understands that the future value of the shares of Common Stock acquired by Employee under the Plan is unknown and cannot be predicted with certainty and that no claim or entitlement to compensation or damages arises from the (i) forfeiture of the RSUs resulting from termination of service (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid) and/or (ii) forfeiture of the RSUs or recoupment of any shares of Common Stock, cash or other benefits acquired pursuant to the RSUs resulting from the application of Section 9(l) of the Agreement.

(f)            Employee acknowledges and understands the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of the same, are not intended to replace any pension rights or compensation.

(g)           Employee acknowledges for the purposes of the RSUs, their employment will be considered terminated as of the date they are no longer actively providing services to Newmont, the Employer or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of their employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by Newmont, if any, will terminate as of such date and will not be extended by any notice period (e.g., Employee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Employee is employed or the terms of their employment agreement, if any); the Newmont Committee shall have the exclusive discretion to determine when Employee is no longer actively providing services for purposes of their RSU grant (including whether Employee may still be considered to be providing services while on a leave of absence).

(h)           Employee acknowledges and understands that unless otherwise agreed with Newmont, the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of the same, are not granted as consideration for, or in connection with the service they may provide as a director of a Subsidiary of Newmont.

(i)            Employee acknowledges and understands the RSUs and the share of Common Stock subject to the RSUs and the income and value of the same, are not part of normal or expected compensation salary for any purpose.

(j)            Employee acknowledges and understands that neither Newmont, the Employer nor any other Affiliate of Newmont shall be liable for any foreign exchange rate fluctuation between their local currency and the United States Dollar that may affect the value of the RSU or of any amounts due to Employee pursuant to the settlement of the RSU or the subsequent sale of any shares of Common Stock acquired upon settlement.

2.              Data Privacy Information and Consent. Newmont headquarters is located at 6900 E. Layton Ave., Suite 700, Denver, Colorado 80237, U.S.A., and grants awards to employees of Newmont and its Subsidiaries, at Newmont’s sole discretion. If Employee would like to participate in the Plan, please review the following information about Newmont’s data processing practices and declare Employee’s consent.

(a)            Data Collection and Usage. Newmont collects, processes and uses personal data of Employees, including name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in Newmont, and details of all awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in Employee’s favor (“Data”), which Newmont receives from Employee or the Employer. In connection with the grant of the RSU, Newmont will collect Employee’s Data for purposes of administering Employee’s participation in the Plan. Newmont’s legal basis for the processing of Employee’s Data, where required, if Employee’s consent.

(b)            Stock Plan Administration Service Providers. Newmont transfers Data to Fidelity Investments, an independent service provider based in the United States, which assists Newmont with the implementation, administration and management of the Plan. In the future, Newmont may select a different service provider and share Employee’s Data with another company that serves in a similar manner. Newmont’s service provider will open an account for Employee to receive shares of Common Stock. Employee may be asked to agree on separate terms and data processing practices with the service provider, which is a condition to Employee’s ability to participate in the Plan.

(c)            International Data Transfers. Newmont and its service providers are based in the United States. If Employee is outside the United States, Employee should note that their country has enacted data privacy laws that are different from the United States. Newmont’s legal basis for the transfer of Employee’s Data is their consent.

(d)            Data Retention. Newmont will use Employee’s Data only as long as is necessary to implement, administer and manage Employee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and security laws. This period may extend beyond Employee’s period of employment with the Employer. When Newmont or the Employer no longer need Data for any of the above purposes, they will cease processing it in this contact and remove it from all of their systems used for such purposes to the fullest extent practicable.

(e)            Voluntariness and Consequences of Denial or Withdrawal. Employee’s participation in the Plan and Employee’s grant of consent is purely voluntary. Employee may deny or withdraw their consent at any time. If Employee does not consent, or if Employee withdraws their consent, Employee cannot participate in the Plan. This would not affect Employee’s salary as an employee or their career; Employee would merely forfeit the opportunities associated with the Plan.

(f)            Data Subject Rights. Employee has a number of rights under data privacy laws in their country. Depending on where Employee is based, Employee’s rights may include the right to (i) request access or copies of Data Newmont processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with the competent tax authorities in Employee’s country, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding Employee’s rights or to exercise Employee’s rights please contact Newmont at Newmont Corporation, 6900 E. Layton Ave., Suite 700, Denver, Colorado 80237 U.S.A., attention: Director of Compensation, Newmont Corporate.

If Employee agrees with the data processing practices as described in this notice, please declare Employee’s consent by clicking “Accept” on the Fidelity award acceptance page.

3.              Language. Employee acknowledges that they are sufficiently proficient in English, or, alternatively, Employee acknowledges that they will seek appropriate assistance, to understand the terms and conditions in the Agreement. Furthermore, if Employee received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated versions is different than the English version, the English version will control unless otherwise required by applicable law.

4.              Insider-Trading/Market-Abuse Laws. Employee acknowledges that, depending on their country or broker’s country, or the country in which Common Stock is listed, they may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect their ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of Common Stock, during such times as Employee is considered to have “inside information” regarding Newmont (as defined by the laws or regulations in applicable jurisdictions, including the United States and Employee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Employee placed before possessing inside information. Furthermore, Employee may be prohibited from (i) disclosing insider information to any third party, including fellow employees and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Newmont insider trading policy. Employee acknowledges that it is their responsibility to comply with any applicable restrictions, and Employee should speak to their personal advisor on this matter.

5.              Foreign Asset/Account Reporting Requirements. Employee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect their ability to acquire or hold the shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the shares of Common Stock acquired under the Plan) in a brokerage or bank account outside their country. Employee may be required to report such accounts, assets or transactions to the tax or other authorities in their country. Employee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to their country through a designated bank or broker within a certain time after receipt. Employee acknowledges that it is their responsibility to be compliant with such regulations, and they should speak to their personal advisor on this matter.

6.              General. Notwithstanding the provisions of the Agreement, if Newmont or the Employer develops a good faith belief that any provision may be found to be unlawful, discriminatory or against public policy in any relevant jurisdiction, then Newmont in its sole discretion may choose not to apply such provision to the RSU, nor any RSU grant in Employee’s jurisdiction.

B.            COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS

AUSTRALIA

Notifications

Securities Law Notification. The offer of RSUs is being made under Division 1A, Part 7.12 of the Australian Corporations Act 2001 (Cth).

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, Employee will be required to file the report.

SOUTH AFRICA

Terms and Conditions

Taxes. The following provision supplements Section 5 of the Agreement:

By accepting the RSUs, Employee agrees that, immediately upon settlement of the RSUs, Employee will notify the Employer of the amount of any gain realized at vesting. Employee will be solely responsible for paying any difference between the actual liability for Tax-Related Items and the amount withheld.

Deemed Acceptance of RSUs. Pursuant to Section 96 of Companies Act 71 of 2008 (the "Companies Act"), the RSU offer must be finalized within six months following the date the offer is communicated to Employee. If Employee does not want to accept the RSUs, Employee is required to decline the award no later than six months following the date the offer is communicated to Employee. If Employee does not reject the RSUs within six months following the date the offer is communicated to Employee, Employee will be deemed to accept the RSUs.

Notifications

Securities Law Notification. Neither the RSUs nor the underlying shares of Common Stock shall be publicly offered or listed on any stock exchange in South Africa. The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

Exchange Control Notification. Because exchange control regulations are subject to frequent change, sometimes without notice, Employee should consult their personal legal advisor prior to the settlement of the RSUs to ensure compliance with current regulations. Employee is solely responsible for ensuring compliance with all exchange control laws in South Africa.

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